Exhibit 99.3

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Announces Private Offering of

Senior Notes

HOUSTON, October 6, 2014 – Natural Resource Partners L.P. (NYSE: NRP) announced today that it intends to offer, subject to market conditions, $125 million aggregate principal amount of senior notes due 2018 in a private placement to eligible purchasers. These notes are proposed to be offered as additional notes under an indenture pursuant to which NRP initially issued $300 million principal amount of its 9.125% senior notes due 2018 on September 18, 2013. The proposed additional notes will be treated as a single series with, and will have the same terms as, the existing notes, but will not be fungible with the existing notes for trading purposes unless and until they are exchanged for registered notes.

The net proceeds from the notes offering will be used to fund a portion of the purchase price of NRP’s pending acquisition of non-operated working interests in oil and gas assets located in the Williston Basin in North Dakota. The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act and to persons outside the United States under Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Natural Resource Partners L.P. (“NRP”) is a master limited partnership headquartered in Houston, TX. NRP is a diversified natural resource company that owns interests in oil and gas, coal, aggregates and industrial minerals across the United States. A large percentage of NRP’s revenues are generated from royalties and other passive income. In

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addition, NRP owns an equity investment in OCI Wyoming, a trona/soda ash operation, owns non-operated working interests in oil and gas properties, and owns VantaCore, making NRP ranked as one of the top 25 aggregates producers in the United States.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com.

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